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BANC OF CALIFORNIA, INC.

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Set forth below is a letter that Banc of California, Inc. submitted to Institutional Shareholder Services (ISS):

May 18, 2018

Institutional Shareholder Services (ISS)

702 King Farm Blvd.

Suite 400

Rockville, Maryland 20850

Re:	Banc of California, Inc.

Ladies and Gentlemen:

In connection with its analysis of the matters to be voted upon at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Banc of California, Inc. (the “Company”), ISS has recommended an “Against” vote on the approval of the Company’s 2018 Omnibus Stock Incentive Plan. Although the Company appreciates ISS’ favorable recommendations as to all other matters to be submitted for stockholder action at the Annual Meeting, we would like to request your reconsideration of the “Against” recommendation on the approval of the 2018 Omnibus Stock Incentive Plan. This letter will be filed on May 18, 2018 with the Securities and Exchange Commission as additional definitive proxy soliciting materials.

In connection with your “Against” recommendation, you said that the “plan cost is excessive; three-year average burn rate is excessive; and the plan allows broad discretion to accelerate vesting.” We believe the evaluation process utilized under the ISS Equity Plan Scorecard (“EPSC”) does not fully capture the stockholder- friendly enhancements of the 2018 Omnibus Stock Plan. Whereas the Company’s current, 2013 Omnibus Stock Incentive Plan contains an evergreen provision that automatically increases the available share pool every time the number of outstanding shares increases, the Board has eliminated this provision as a key component in the enhanced 2018 Omnibus Stock Incentive Plan. Additionally, the EPSC utilizes a 3-year backward looking analysis of “burn rate” or issuances of shares under the plan. We would note that for 2017, the year in which the refreshed Board of Directors and new executive team was put into place, the burn rate was substantially lower than in 2015 and 2016. In summary, the Company believes:

•	Removal of the evergreen provision as part of the new 2018 Omnibus Stock Incentive Plan is a substantial governance enhancement and is responsive to feedback received from stockholders.

•	Historical grant practices during 2015 and 2016 are not reflective of the refreshed Board of Directors, Compensation Committee and Executive Management Team, whereas 2017 grant practices are indicative of the refreshed Board’s disciplined approach to equity grant practices.

The refreshed Board of Directors, which include 5 new directors out of a 9-member Board, since the beginning of 2017 has committed to enhancing the governance program and ensuring stockholders have input on and communication with the Board on these topics. These proposed enhancements to the 2018 Omnibus Stock Incentive Plan are part of a broader refresh and enhancement of the Company’s governance program, including:

•	Separation of the Board Chair and Chief Executive Officer positions

•	Adoption of new policies that require a more rigourous review of related party transactions and limit outside business interests

3 MacArthur Place • Santa Ana, CA 92707 • 949.236.5250 • http://www.bancofcal.com/

Institutional Shareholder Services (ISS)

May 18, 2018

•	Amendments to the Company’s charter approved by stockholders at the Company’s 2017 Annual Meeting of Stockholders, which will gradually declassify the Board and provide for the annual election of all directors, and which enhanced the ability of stockholders to remove directors, amend the Company’s bylaws and approve amendments to the Company’s charter.

•	A proposed charter amendment being submitted to stockholders at the 2018 Annual Meeting that would require stockholder approval of any future changes in the number of authorized shares of the Company’s stock.

We believe the elimination of the evergreen provision through the enhanced 2018 Omnibus Stock Incentive Plan addresses the concerns we have heard from stockholders over the course of our stockholder outreach activities. We recognize the historical three-year burn rate is high; however, the refreshed Board is committed to thoughtful utilization of stock issuances to support employee incentive and retention activities, which you have seen in action during the course of 2017 in the form of a much lower burn rate.

For the foregoing reasons, the Company respectfully requests your reconsideration of the “Against” recommendation as to approval of the Company’s enhanced 2018 Omnibus Stock Incentive Plan. We would be happy to discuss any of these points in more detail and welcome the opportunity to engage with your team.

Very truly yours,

/s/ Angelee Harris
Angelee Harris
Executive Vice President and General Counsel